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                                                                   EXHIBIT 10.65


                            ASSET PURCHASE AGREEMENT

        This Asset Purchase Agreement (this "Agreement") is entered into as of July ___, 2000 by and between Century Yuma Cellular Corp., Hendrix Electronics, Inc., Hendrix Radio Communications, Inc., El Centro Cellular Corp., Century El Centro Cellular Corp., Centennial Southwest License Company LLC (collectively, "Sellers" and each a "Seller"), Centennial Communications Corp. (solely for purposes of Section 12.2) ("Centennial"), WWC License LLC, a Delaware limited liability company ("Purchaser") and Western Wireless Corporation ("Western"). Purchaser, Western and Sellers are sometimes referred to herein collectively as the "Parties" and each as a "Party."

                                    RECITALS:

A. Centennial Southwest License Company LLC ("Centennial Licensee") holds the non-wireline (A-Side) cellular licenses granted by the Federal Communications Commission (the "FCC") for the cellular telecommunications systems (collectively, the "Systems") serving Rural Service Areas Arizona #4 (Yuma) and California #7 (El Centro).

B. Each of the Sellers own, lease, or otherwise have the right to use all of the Assets comprising the Systems.

C. Each of the Sellers is a direct or indirect, wholly-owned subsidiary of Centennial.

D. Sellers are willing to sell to Purchaser, and Purchaser is willing to purchase from Sellers, all right, title and interest of Sellers in and to the Assets comprising the Systems other than the Excluded Assets, all in accordance with the terms and conditions set forth in this Agreement.

E. Western is an Affiliate of Purchaser and is willing to guarantee each and all of the obligations of Purchaser contained in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereto agree as follows:

1.      DEFINITIONS

        As used herein, the terms below shall have the following meanings:

        1.1    "Action" shall have the meaning set forth in Section 6.9.

        1.2 "Affiliate" of a Person shall mean any Person, which directly or indirectly controls, is controlled by or is under common control with, such Person. The term "control" (including, with correlative meaning, the terms "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of

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               the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

        1.3 "Adjusted Accounts Receivable" shall have the meaning set forth in Section 2.3.1.

        1.4 "Agreement" shall have the meaning set forth in the preamble to this Agreement.

        1.5    "Adjustments" shall have the meaning set forth in Section 2.3.3.

        1.6 "Assets" shall mean all assets, properties and rights, both tangible and intangible, that are (i) owned or leased by Sellers,
               (ii) used or held for use in the Systems and (iii) necessary to operate the Business of the Systems in a manner consistent with its present operations and with past practices, including, without limitation, the Real Property, Equipment, Authorizations, Contracts, Customer Agreements, Intellectual Property, and Books and Records; provided, however, that the Assets shall not include the Excluded Assets.

        1.7 "Assignment Application" shall mean the joint application filed with the FCC relating to the assignment of the FCC Authorization by Centennial Licensee to Purchaser in the manner contemplated by this Agreement.

        1.8    "Assumed Liabilities" shall have the meaning set forth in Section
               3.1.

        1.9    "Auditor" shall have the meaning set forth in Section 2.3.5.

        1.10 "Authorizations" shall mean the consents, approvals, authorizations, permits and licenses issued by the FCC and any other Governmental Authority to Sellers relating to the Systems.

        1.11 "Books and Records" shall mean all of the books and records of Sellers related to the Business.

        1.12 "Business" shall mean all of the business and operations of Sellers relating to the Systems.

        1.13 "Business Day" means any day of the year on which banks are not required or authorized to be closed in the State of New York.

        1.14 "Closing" means the consummation of the assignment, transfer, conveyance and delivery of the Assets and the Purchase Price as contemplated hereunder.

        1.15 "Closing Date" shall mean the date of Closing, which shall be a date that is three (3) Business Days after the date on which all of the conditions precedent set forth in Sections 8 and 9 have been satisfied or waived or such other date as agreed upon by Sellers and Purchaser.


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        1.16   "Closing Place" shall mean such location agreed upon by the
               Parties.

        1.17 "Consents" shall mean any and all consents, approvals, authorizations or waivers of any Governmental Authority, including, without limitation, the FCC Consent, and any and all consents, approvals or waivers from third parties that are (a) required for the consummation of the transactions contemplated by this Agreement or (b) necessary in order that Purchaser can operate the Systems after the Closing Date substantially in the same manner as Sellers operated the Systems before the Closing Date.

        1.18 "Contracts" shall mean all leases, contracts, commitments, understandings and agreements relating to the Systems to which any Seller is a party, whether oral or written.

        1.19 "Customer Agreements" shall mean agreements whereby Sellers have agreed to provide Service.

        1.20   "Discovery Period" shall have the meaning set forth in Section
               2.3.5.

        1.21 "Employees" shall mean all persons employed by Sellers on a full or part-time basis.

        1.22 "Environmental Laws" shall mean any and all federal, state, local or foreign statutes, Laws, Licenses and Permits relating to health, safety or the environment, including without limitation the Handling of Substances, the presence of Substances at an Operating Site or any antipollution requirements.

        1.23 "Equipment" shall mean all of the furniture, fixtures, furnishings, machinery, computer hardware, switching equipment, antennas, transmitters and other personal property used by Sellers in the Systems or located on any of the Real Property.

        1.24   "Escrow Agreement" has the meaning set forth in Section 2.2.

        1.25   "Escrow Amount" has the meaning set forth in Section 2.2.

        1.26   "Escrow Deposit" has the meaning set forth in Section 2.2.

        1.27   "Escrow Period" has the meaning set forth in Section 2.2.

        1.28 "Excluded Assets" means (i) all cash and cash equivalents of Sellers, (ii) all refunds (including interest thereon or claims therefrom) of Taxes paid by Sellers prior to the Closing Date,
               (iii) all refunds of premiums paid on and rights and claims under insurance policies prior to the Closing Date, (iv) all rights of Sellers in and to the Purchase Price, (v) bonds, letters of credit, surety instruments and other similar items, (vi) any agreement, right, asset or property owned or leased


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               by Sellers that is not used or held for use in connection with their operation of the Systems, (vii) the account books of original entry, general ledger and financial records used in connection with the Systems, (viii) the oak filing cabinet located in Scott Schmidt's office and (ix) all Intellectual Property associated with or related to the name "Centennial" and derivatives thereof.

        1.29 "FCC" has the meaning set forth in the recitals to this Agreement.

        1.30 "FCC Consent" shall mean the action of the FCC granting its consent to the assignment of the FCC License from Sellers to Purchaser.

        1.31 "FCC Authorizations" shall mean the FCC License along with any other licenses, grants or authorizations from the FCC relating to the operation of the Systems, all as set forth on Schedule 1.31.

        1.32 "FCC License" has the meaning set forth in the recitals to this Agreement.

        1.33 "Final Order" shall mean a Preliminary Order which is not reversed, stayed, enjoined, set aside, annulled or suspended, and with respect to which no timely request for stay, motion or petition for reconsideration or rehearing, application or request for review, or notice of appeal or other judicial petition for review is pending, and as to which the time for filing any such request, motion, petition, application, appeal, or notice, and for the entry of an order staying, reconsidering, or reviewing on the FCC's or other regulatory authorities' own motion, has expired. A Preliminary Order with respect to the assignment of the FCC License that is not reversed, stayed, enjoined, set aside, annulled or suspended, and with respect to which no timely request for stay, motion or petition for reconsideration or rehearing, application or request for review or notice of appeal or other judicial petition for review is pending, and as to which the time for filing any such request, motion, petition, application, appeal or notice, and for the entry of an order staying, reconsidering or reviewing on the FCC's or other regulatory authorities' own motion has expired, but which is subject to materially burdensome conditions is not (and shall not be deemed) a Final Order unless and until the Purchaser has notified Sellers of Purchaser's willingness to accept such conditions.

        1.34 "GAAP" means generally accepted accounting principles as currently in effect.

        1.35 "Governmental Authority" shall mean any court or any federal, state, county, local or foreign governmental, legislative or regulatory body, agency, department, authority, instrumentality or other subdivision thereof, including without limitation, the FCC and the PUC.

        1.36 "Handling" has the meaning set forth in the definition of Pre-Closing Environmental Matters.


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        1.37   "HSR Act" shall mean the Hart Scott Rodino Antitrust Improvements
               Act of 1976, as amended.

        1.38   "Indemnitee" has the meaning set forth in Section 12.4.

        1.39   "Indemnitor" has the meaning set forth in Section 12.4.

        1.40 "Intellectual Property" shall mean all patents, trademarks, service marks, trade names, copyrights, licenses and other intellectual property rights or intangible property rights of Sellers that are used or intended for use in connection with the Systems, other than Intellectual Property associated with or related to the name "Centennial" and derivatives thereof.

        1.41 "Inventory" shall mean all merchandise owned by Sellers and intended for resale, whether or not located on Sellers premises, on consignment to a third party, or in transit or storage.

        1.42 "Judgment" means any judgment, writ, order, injunction, determination, award or decree of or by any court, judge, justice or magistrate, including any bankruptcy court or judge, and any order of or by a Governmental Authority.

        1.43 "Law" means any statute, ordinance, code, rule, regulation or order enacted, adopted, promulgated, applied or followed by any Governmental Authority.

        1.44 "Liabilities" shall mean claims, liabilities, obligations or commitments of a Person of any nature, absolute, accrued, contingent or otherwise, known or unknown, whether matured or unmatured.

        1.45 "Licenses and Permits" means all licenses, permits, approvals, franchises, registrations, accreditations (i) required by Law or
               (ii) issued to a Person by a Governmental Authority and used in its business.

        1.46 "Lien" shall mean any claim, lien, pledge, charge, easement, security interest, mortgage, deed of trust, right-of-way or other encumbrance.

        1.47   "Losses" has the meaning set forth in Section 12.2.

        1.48 "Material Adverse Effect" means any event, circumstance or condition that, individually or when aggregated with all other similar events, circumstances or conditions could reasonably be expected to have a material adverse effect on: (i) with respect to Sellers, (a) the property, operations, condition (financial or otherwise) or results of operations of the Business or the Systems or (b) the ability of Sellers to consummate the transactions contemplated by this Agreement and (ii) with respect to Purchaser, (a) the property, operations, condition (financial or otherwise) or results of operations of Purchaser or (b) the ability of


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               Purchaser to consummate the transactions contemplated by this
               Agreement; provided, however, that Material Adverse Effect shall not include any effect arising out of or resulting from (i) the transactions contemplated by this Agreement, (ii) general economic, financial, competitive or market conditions, (iii) changes affecting the wireless or communications industry generally or (iv) new or changed legislation, rules or regulations.

        1.49   "Non-Assumed Liabilities" has the meaning set forth in Section
               3.2.

        1.50   "Notice" has the meaning set forth in Section 12.4.

        1.51 "Operating Site" has the meaning set forth in the definition of Pre-Closing Environmental Matters.

        1.52   "Outstanding" has the meaning set forth in Section 2.3.1.

        1.53   "Permitted Lien" means those Liens set forth on Schedule 1.53.

        1.54 "Person" shall mean any person or entity, whether an individual, trustee, corporation, general partnership, limited partnership, trust, unincorporated organization, business association, firm, joint venture or Governmental Authority.

        1.55 "Pre-Closing Environmental Matters" shall mean (a) the production, use, generation, storage, treatment, recycling, disposal, discharge, release or other handling or disposition of any kind (collectively "Handling") at any time on or prior to the Closing Date of any toxic, hazardous, or other regulated wastes, substances, products, pollutants or materials of any kind (including, without limitation, petroleum and petroleum products, asbestos and radon) (collectively "Substances") either in, on or under any real property or facility owned, leased or used at any time by Sellers (or an Affiliate of Sellers) in connection with the Systems (an "Operating Site"), including without limitation the effects of such Handling of Substances on resources, Persons or property within or outside the boundaries of any Operating Site, (b) the presence as of the Closing Date of Substances in, on or under any Operating Site regardless of how the Substances came to rest in, on or under the Operating Site, (c) the failure on or prior to the Closing Date of any Operating Site or any operations of the Systems to be in compliance with any Environmental Laws and (d) any other act, omission or condition existing prior to the Closing Date that gives rise to liability or potential liability under any Environmental Laws.

        1.56 "Preliminary Order" shall mean an action by the FCC or other applicable state regulatory authority consenting to or authorizing the assignment of the FCC License to Purchaser, which action has not yet become a Final Order.

        1.57   "Prorations" has the meaning set forth in Section 2.3.2.


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        1.58   "PUC" has the meaning set forth in Section 4.1.1.

        1.59   "Purchase Price" has the meaning set forth in Section 2.2.

        1.60 "Purchaser" has the meaning set forth in the Preamble to this Agreement.

        1.61   "Purchaser's Closing Certificate" has the meaning set forth in
               Section 8.1.

        1.62   "Real Property" has the meaning given to such term in Section
               6.6.

        1.63   "Sale Transaction" has the meaning set forth in Section 4.1.7.

        1.64 "Sellers" has the meaning set forth in the Preamble to this Agreement.

        1.65   "Sellers Closing Certificate" has the meaning set forth in
               Section 9.1.

        1.66   "Sellers Estimate" has the meaning set forth in Section 2.3.3.

        1.67 "Substances" shall have the meaning set forth in the definition of Pre-Closing Environmental Matters in Section 1.

        1.68 "Systems" has the meaning set forth in the recitals to this Agreement.

        1.69 "Taxes" shall mean all taxes, charges, fees, levies or other assessments, including without limitation, income, excise, use, transfer, payroll, occupancy, property, sales, franchise, unemployment and withholding taxes, imposed by the United States or any state, county, local or foreign government or subdivision or agency thereof.

        1.70 "To the knowledge" or "knowledge" of a party (or similar phrases) means actual knowledge of a fact, or constructive knowledge if a reasonably prudent person in a like position would have known or should have known, the fact.

2.      PURCHASE OF ASSETS

        2.1 Transfer of Assets. Subject to the terms and upon satisfaction of the conditions contained in this Agreement, at the Closing, Sellers shall sell, convey, transfer, assign and deliver to Purchaser all of Sellers' right, title and interest in and to the Assets (other than the Excluded Assets), and Purchaser shall purchase, acquire and accept from Sellers all of Sellers' right, title and interest in and to the Assets, free and clear of all Liens other than Permitted Liens.

        2.2 Purchase Price. The purchase price for the Assets shall be $__________ (the "Purchase Price"), as adjusted pursuant to this Article 2, which shall be paid by Purchaser to Sellers at the Closing by wire transfer of immediately available funds in U.S. dollars, to an account designated by Sellers. Simultaneously with the execution and delivery of this Agreement, Purchaser


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will deposit $3,000,000 into escrow (the "Escrow Deposit") pursuant to an escrow agreement in the form attached hereto as Exhibit 1 (the "Escrow Agreement") to be held and applied pursuant to the terms of the Escrow Agreement. Upon the Closing, (a) the amount of the Escrow Deposit (exclusive of any interest and income thereon) shall be credited against the Purchase Price, and shall be retained by Escrow Agent in accordance with the terms of the Escrow Agreement, to secure Sellers' performance pursuant to Section 12.2. All interest and income earned on the Escrow Deposit will be paid to Purchaser at Closing. The Escrow Deposit will be held by an escrow agent to be mutually agreed upon by the Parties and shall be held in an interest bearing escrow account for a period of six (6) months following the Closing Date (the "Escrow Period"), unless earlier released pursuant to the terms hereof or the Escrow Agreement. Under the terms of the Escrow Agreement, the amount of the Escrow Deposit then held by the Escrow Agent, together with all accrued interest thereon (the "Escrow Amount"), shall be released to Sellers at the end of the Escrow Period.

        2.3    Adjustments and Prorations.

               2.3.1  The Purchase Price shall be increased by:

                      (a) any Adjusted Accounts Receivable of Sellers as of the Closing Date. For purposes of this paragraph, "Adjusted Accounts Receivable" shall equal the sum of the following:

                             (i) (x) 100% of all accounts receivable that are
               less than 60 days outstanding from the date of billing ("Outstanding"), including all amounts not yet billed; plus (y) 50% of all accounts receivable that are more than 60 days Outstanding, but less than 91 days Outstanding; and

                             (ii) with respect to accounts receivable generated
               by customers of other Systems and payable by other carriers, 100% of all accounts receivable outstanding on or prior to the Closing Date.

                      (b) the book value of any unused Inventory transferred to
               Purchaser plus $50 times the number of used handsets held in Sellers' stock on the Closing Date.

               2.3.2 All revenues and all expenses arising from the Business prior to the Closing Date, including resale charges and other expenses payable in respect to cellular telephone services, utility charges, personal property Taxes and assessments levied against the Assets, property and equipment rentals, sales and service charges, Taxes (except for Taxes arising from the transfer of the Assets hereunder), and similar prepaid and deferred items (collectively, the "Prorations"), shall be prorated between Sellers and Purchaser in accordance with GAAP and the general principle that Sellers shall receive the benefit of all revenues, and be responsible for all expenses, costs, obligations and Liabilities, allocable to the Systems for the period prior to the Closing Date, and Purchaser shall receive the benefit of all revenues, and be responsible for all expenses, costs, obligations and Liabilities, allocable to the Systems after the Closing Date.


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               2.3.3 Sellers shall prepare and submit to Purchaser, not later than two (2) Business Days prior to the Closing Date, a written good faith estimate of the adjustments and prorations set forth in Sections 2.3.1 and 2.3.2 (collectively, the "Adjustments") in accordance with this Section 2.3, along with Sellers' estimate of the Purchase Price resulting from the Adjustments ("Sellers Estimate"). After delivery of Sellers Estimate and prior to Closing, Purchaser and Sellers shall attempt to resolve any disputes between Sellers and Purchaser with respect to Sellers Estimate.

               2.3.4 Except as provided in Section 2.3.5, a final settlement of all Adjustments or Prorations made under this Section, with payment being made by the appropriate Party in cash, shall occur no later than ninety (90) days after the Closing Date. Each party shall provide the other with any documentation reasonably requested by such party to determine the appropriateness of any Adjustment or Proration claimed by such Party.

               2.3.5 In the event that the Parties cannot agree on the amount of the final Adjustments or Prorations, the determination shall be made by a mutually agreeable national accounting firm (the "Auditor"). The Auditor shall make the determination based on GAAP in effect on the Closing Date. Either Party may invoke the use of the Auditor by notifying the other Party in writing, provided that neither Party may invoke the use of the Auditor to determine the final Adjustments or Prorations earlier than ninety (90) days after the Closing Date. In the event that either Party invokes the use of the Auditor, there shall be a thirty (30) day period (the "Discovery Period") when the Parties may request of and shall provide to each other in writing or computer format where appropriate any documentation or records in the possession of the other Party that is related to a claim or defense to be made to the Auditor. Fifteen (15) Business Days after the expiration of the Discovery Period, the Parties shall have the opportunity to present their claims and supporting documentation to the Auditor. The Auditor shall be required to render a decision within fifteen (15) Business Days after the Auditor is requested to render a determination under this Section. The decision of the Auditor shall be binding on the Parties and shall not be subject to any judicial challenge by either Party. Within five (5) Business Days after the Auditor provides the determination to the Parties, the final payments shall be made in accordance with that determination. The expenses of the Auditor shall be paid by the Party, who based on the Auditor's resolution of the issue or issues, is not the substantially prevailing Party.

3.      ASSUMED LIABILITIES

        3.1 Assumed Liabilities. On and after the Closing, Purchaser shall assume and timely pay, discharge and perform all Liabilities arising out of or relating to Purchaser's ownership of the Assets or operation of the Systems after the Closing, including, without limitation all Liabilities attributable to periods after the Closing under or with respect to the Licenses and Contracts (collectively, the "Assumed Liabilities").

        3.2 Excluded Liabilities. All Liabilities not expressly assumed by Purchaser hereunder are collectively referred to herein as "Non-Assumed Liabilities."


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4.      COVENANTS AND AGREEMENTS

        4.1 Covenants of Sellers. Sellers covenant and agree from and after the execution and delivery of this Agreement to and including the Closing Date as follows:

               4.1.1 Best Efforts. Each Seller shall use its reasonable best efforts to cause the transactions contemplated by this Agreement to be consummated in accordance with the terms hereof, and, without limiting the generality of the foregoing, use its reasonable best efforts to obtain all necessary Consents required in connection with this Agreement and the transactions contemplated hereby, including, without limitation, the consent of the FCC, and any required consent of any state public utilities commission ("PUC") and all other Governmental Authorities with lawful jurisdiction of Sellers. Sellers shall make all filings with and give all notices to third parties that may be necessary or reasonably required of Sellers in order to consummate the transactions contemplated hereby. Notwithstanding any provision contained in this Agreement to the contrary, Sellers shall not be required to make any payments to Persons who are parties to the Contracts in order to obtain their consents.

               4.1.2 No Control. Notwithstanding any provision of this Agreement to the contrary, pending the Closing, Sellers shall maintain actual (de facto) and legal (de jure) control over the FCC Authorizations and the Systems. Specifically, and without limitation, Sellers shall retain responsibility for the operation of the Business and the Systems, pending the Closing, including, without limitation, responsibility for the following matters: access to and use of the facilities of and equipment owned by Sellers; control of the daily operation of the Systems; creation and implementation of policy decisions; employment and supervision of Employees; payment of financing obligations and expenses incurred in the operation of the Systems prior to the Closing; receipt and distribution of moneys and profits derived from the operation of the Systems; and execution and approval of all contracts and applications prepared and filed before the FCC, any PUC or any other Governmental Authority.

               4.1.3 Access. Sellers shall give to Purchaser and its agents reasonable access during normal business hours to all of Sellers' personnel, premises, properties, assets, financial statements and records, books, contracts, documents and commitments of or relating to the Systems that are in Sellers' possession or control, and shall furnish Purchaser with all such information concerning the affairs of the Systems as Purchaser reasonably may request. This shall specifically include access to billing, customer service and maintenance personnel and records.

               4.1.4 Ordinary Course. Sellers shall operate the Systems and maintain the Assets in the ordinary course of business consistent with past practice, including maintaining appropriate insurance on the Assets. Each Seller shall use its reasonable best efforts to keep its organization intact, preserve and maintain the Assets and properties of the Systems, preserve the Business and preserve the goodwill of suppliers, subscribers, Governmental Authorities and others dealing with Sellers. Sellers' Books and Records shall be maintained in accordance with GAAP, in the usual manner, on a basis consistent with prior years.


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               4.1.5 Compliance with Laws. Sellers shall comply in all material respects with all Laws, Licenses and Permits applicable to Sellers, their properties or the conduct of the Business.

               4.1.6 Contracts. Sellers shall use their reasonable best efforts to (i) not default under, or breach any term or provision of, or suffer or permit to exist any condition or event that, after notice or lapse of time, or both, would constitute a default under, any material Contract of Sellers, (ii) not cause or permit the termination, modification or amendment of any material Contract of Sellers and (iii) not create, assume, consent to or suffer to exist any Lien on any of its Assets (other than Permitted Liens), in each case other than in the ordinary course of business.

               4.1.7 No Solicitation. Except pursuant to this Agreement or in the ordinary course of business, Sellers shall not (i) sell, transfer, lease, assign or otherwise dispose of or distribute any of the Assets (a "Sale Transaction"), (ii) knowingly solicit, encourage, entertain, negotiate or enter into any transaction or agreement for a Sale Transaction, or (iii) provide any non-public information about the transactions contemplated by this Agreement or the Systems to any third party. Sellers shall promptly inform Purchaser of any such proposal that they may receive, even if it is unsolicited.

        4.2 Covenants of Purchaser. Purchaser covenants and agrees that from and after the execution and delivery of this Agreement to and including the Closing Date as follows:

               4.2.1 Best Efforts. Purchaser shall use its reasonable best efforts to cause the transactions contemplated by this Agreement to be consummated in accordance with the terms hereof, and, without limiting the generality of the foregoing, use its reasonable best efforts to obtain all necessary Consents and other authorizations required in connection with this Agreement and the transactions contemplated hereby, including, without limitation, the consent of the FCC, and any required consent of any PUC and other Governmental Authorities with lawful jurisdiction. Purchaser shall make all filings with and give all notices to third parties that may be necessary or reasonably required in order to consummate the transactions contemplated hereby.

               4.2.2 No Control. Notwithstanding any provision of this Agreement to the contrary, pending the Closing, Purchaser shall do nothing to interfere with Sellers actual (de facto) and legal (de jure) control over the Systems. Specifically, and without limitation, Purchaser acknowledges and agrees that the responsibility for the operation of Sellers and the Systems shall, pending the Closing, reside with Sellers, including, without limitation, responsibility for the following matters: access to and use of the facilities of and equipment owned by Sellers; control of the daily operation of the Systems; creation and implementation of policy decisions; employment and supervision of Employees; payment of financing obligations and expenses incurred in the operation of the Systems prior to the Closing; receipt and distribution of moneys and profits derived from the operation of the Systems; and execution and approval of all contracts and applications prepared and filed before the FCC, any PUC or any other Governmental Authority.


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

               4.2.3 No Inconsistent Agreements. Purchaser shall not purchase or agree to purchase any cellular, personal communications services or other radio spectrum or enter into any other agreement or transaction that would prohibit or materially interfere with or materially delay the transactions contemplated hereby.

5.      JOINT COVENANTS

        5.1 Governmental Authority. The Parties shall consult with one another as to the approach to be taken with any Governmental Authority with respect to obtaining any necessary Consent of such Governmental Authority to the transactions contemplated hereby, and each Party shall keep the other Party reasonably informed as to the status of any communications by it with any Governmental Authority. No Party hereto shall make any material commitments relating to any Consent of any Governmental Authority that would alter in any material way any application or request filed jointly by the Parties with respect to the transactions contemplated hereby without the other Party's prior written consent.

        5.2 Joint Filings. Sellers and Purchaser covenant and agree from and after the execution and delivery of this Agreement to and including the Closing Date that the Parties will cooperate in the preparation and joint filing with the FCC and under the HSR Act, and, if necessary, with any applicable PUC or other Governmental Authority, as soon as practicable, following the date hereof (but no later than ten (10) Business Days following the date hereof), of applications requesting the approval of the assignment of the Systems to Purchaser. Each of the Parties hereto shall diligently take or cooperate in the taking of all steps which are necessary or appropriate to expedite the prosecution and favorable consideration of such applications. The Parties covenant and agree to undertake all actions and file such materials as shall be necessary or required to obtain any necessary waivers or other authority in connection with the foregoing applications. If any suit is threatened or instituted challenging the transactions contemplated by this Agreement as violating any Law (including the antitrust laws), Purchaser will take such action (including opposing by all appropriate legal means any claim raised in any such suit and, if necessary, agreeing to hold separate or to divest any of the businesses, product lines or assets of Purchaser or any of its Affiliates controlled by it or of any of its subsidiaries or affiliates) as may be required by the applicable Governmental Authority in order to resolve such objections as such Governmental Authority may have to such transactions under such Law. The entry by a court, in any suit brought by a private party or Governmental Authority challenging the transactions contemplated hereby as violating any antitrust law, of an order or decree permitting the transactions contemplated hereby but requiring that any of the businesses or assets of Purchaser or Affiliates be divested or held separate by Purchaser or its Affiliates, or that would otherwise limit Purchaser's freedom of action with respect to, or its ability to retain, the Assets or any portion thereof or any of Purchaser's or its subsidiaries' or Affiliates' other assets or businesses, will not be deemed a failure to satisfy the condition specified in Section 9.6.

        5.3 Notice of Breach. Purchaser and Sellers shall give prompt notice to one another of (i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which has caused or would be likely to cause any representation or warranty contained in this

Agreement to be untrue or inaccurate in any material respect at or prior to the Closing Date and (ii) any material failure of Purchaser or Sellers, as the case may be, to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.3 shall not cure such breach or non-compliance or limit or otherwise affect the remedies available hereunder to the Party receiving such notice.

        5.4 Bulk Sales. Sellers and Purchaser hereby waive compliance by the other with bulk sales Legal Requirements applicable to the transactions contemplated hereby.

        5.5 Use of Name and Logos. The parties shall cooperate in the prompt removal after Closing of the Intellectual Property of Sellers and Centennial and their respective Affiliates to the extent incorporated in or on the Assets. Purchaser shall have no right to use the name "Centennial" or any derivatives thereof, other than for a brief transition period (not to exceed 90 days) after Closing, provided that Purchaser use commercially reasonable efforts to complete its transition in regards to the use of the Centennial name as soon as possible after Closing.

        5.6 Billing Transition Services. For a period of 90 days after Closing (or such other period of time as agreed upon by the parties), Sellers agree to provide Purchaser with transition billing services for the System in accordance with the billing services currently used by the System, at a cost to Purchaser of Centennial's fully-loaded cost plus 6% and such other terms to be agreed upon by the parties prior to Closing.

6.      REPRESENTATIONS AND WARRANTIES OF SELLERS

        Each Seller hereby represents and warrants to Purchaser as follows:

        6.1 Organization and Standing. Each Seller is a corporation or limited liability company, duly organized and validly existing under the laws of its state of formation and has full power and authority to enter into and perform this Agreement. Each Seller is authorized to own, lease and operate the Systems and the Assets owned by it and to carry on the Business associated with such Assets as now being conducted.

        6.2 Authorization and Binding Obligations. Sellers have all requisite power to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Sellers have been duly and validly authorized by all necessary corporate action. This Agreement has been duly executed and delivered by Sellers and constitutes a valid and binding agreement of Sellers enforceable against each in accordance with its terms, except as its enforceability may be limited by bankruptcy, insolvency, moratorium or other Laws relating to or affecting creditors' rights generally and the exercise of judicial discretion in accordance with general equitable principles.

        6.3 No Contravention. Except as otherwise contemplated hereunder, the execution, delivery and performance of this Agreement, the consummation of the transactions contemplated hereby and the compliance with the provisions hereof by Sellers will not violate any provisions of the organizational documents of Sellers, result in the breach of, constitute a default under or result in the creation of any Lien upon any of the Assets under the provisions of, any agreement or other instrument to which any Seller is a party or by which the Assets are bound or affected or violate any Laws or Judgments applicable to Sellers.

        6.4 Compliance with Law. Sellers are in compliance with all applicable Laws, Licenses and Permits of all applicable jurisdictions and Governmental Authorities relating to the Systems, the Business and the Assets, except where the failure to be in compliance would not have a Material Adverse Effect.

        6.5 Title to Assets. Sellers have good and marketable title to or a valid leasehold interest in, or otherwise have the right to use, all material Assets used in the Business, and the Assets include all assets reasonably necessary to conduct the Business and operations of the Systems as presently conducted, except for Permitted Liens.

        6.6 Real Property. Schedule 6.6 sets forth an accurate and complete list of all Real Property (collectively, "Real Property") owned or leased by Sellers. All Real Property is in condition and repair adequate for its current use by the Business, and is suitable for use in the Business as presently conducted. Each Real Property lease is in full force and effect and Sellers have complied in all material respects with all commitments and obligations on its part to be performed or observed under each Real Property lease. To Sellers' knowledge, no event or condition has occurred or presently exists which constitutes a material default by Sellers under any of the Real Property Leases.

        6.7 Authorizations. All material Authorizations are validly issued in the name of Sellers, are in full force and effect, are unimpaired by any acts or omissions of Sellers (or any of its Representatives) and are free and clear of any restrictions that might limit the full operation of the Systems. Sellers have complied in all material respects with all the terms of the Authorizations and there are no pending modifications, revocations or amendments to the Authorizations which would have a Material Adverse Effect.

        6.8 Contracts. Schedule 6.8 is a list of all material Contracts other than Customer Agreements. Each Contract set forth on Schedule 6.8 is in full force and effect. Except as set forth on Schedule 6.8, no material Contract requires the Consent of any other contracting party to the transactions contemplated by this Agreement. No Seller is (and, to Sellers' knowledge, no other party is) in material breach or violation of, or default under any of the material Contracts.

        6.9 Litigation. Except as set forth on Schedule 6.9, there is no action or Judgment outstanding or any claim suit, litigation, proceeding or labor dispute (other than rule-making proceedings affecting the cellular telephone industry generally) ("Action"), pending or, to the knowledge of Sellers, threatened or anticipated, relating to or affecting Sellers, the Assets, the Business or the transactions contemplated by this Agreement, that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

        6.10 Complaints. To Sellers' knowledge, there is no FCC notice of apparent liability or order of forfeiture pending or outstanding against Sellers or the Systems and no investigation with respect to any violation or alleged violation of any FCC rule, regulation or policy by Sellers. To Sellers' knowledge, there is no complaint before the FCC as a result of which an investigation, notice of apparent liability or order of forfeiture may be issued from the FCC relating to the Systems.

        6.11 Taxes. Sellers have filed, or caused to be filed, with the appropriate Governmental Authority, all required Tax returns, and Sellers have paid, caused to be paid or accrued all Taxes shown to be due and payable or claimed to be due and payable thereon, except where the failure to file, pay or accrue could not reasonably be expected to have a Material Adverse Effect. To the knowledge of Sellers, it has no liability material in amount, contingent or otherwise, for any Taxes due and owing. Sellers have received no notice of and are otherwise not aware of any audit or examination of any deficiencies, adjustments or changes in assessment with respect to any Taxes of Sellers.

        6.12 No Other Agreements to Sell the Systems or the Assets. Sellers have no legal obligation, whether absolute or contingent, to any Person other than Purchaser, to sell any of the Assets (other than sales of inventory in the ordinary course of business) or to effect any merger, consolidation or other reorganization of Sellers or to enter into any agreement with respect thereto.

        6.13 Environmental Matters. Except as would not have a Material Adverse Effect, there is no handling of any Substances at, on or from any Operating Site; and there is (i) no presence of Substances on or under any Operating Site and (ii) no underground tanks, PCBs or asbestos-containing materials located on or under any Operating Site. To Sellers' knowledge, neither Sellers nor any Person acting on behalf of Sellers has released any other Person from any claims Sellers might have, or have had, for any matter relating to the presence or Handling of Substances at any Operating Site. No Liens have been, or are, imposed on any of the Assets under any Environmental Laws. Sellers have obtained all permits, licenses, registrations and other approvals and have made all reports and notifications required under any Environmental Laws in connection with the Assets, and are in compliance with all applicable Environmental Laws, except where the failure to obtain such permits, licenses, registrations and approvals and to be in compliance could not reasonably be expected to have a Material Adverse Effect. Sellers have not received any notice of or, to the knowledge of Sellers, are the subject of any Action by any person alleging liability under or non-compliance with any Environmental Law.

        6.14 Brokers. Except for Waller Capital Corporation, Sellers have not engaged any agent, broker or other Person acting pursuant to the express or implied authority of Sellers which is or may be entitled to a commission or broker or finder's fee in connection with the transactions contemplated by this Agreement or otherwise with respect to the sale of the Assets or the Business. Sellers shall not enter into any arrangement or understanding with any Person that will result in the obligation of Purchaser to pay any finder's fee, brokerage commission or similar payment in connection with the transactions contemplated hereby.

        6.15 Material Adverse Change. Since May 31, 1999, Sellers have not experienced a Material Adverse Effect.

        6.16 Financial Statements. Sellers have previously delivered to Purchaser an unaudited balance sheet and income statement for the fiscal year ended May 31, 2000 (collectively, the "Financial Statements"). The Financial Statements were prepared in accordance with GAAP (except for the absence of footnotes and subject to year end adjustments) applied on a consistent basis throughout the periods covered except as otherwise expressly stated therein and present fairly in all material respects the financial position of the Systems at such dates and the results of operations for the periods then ended.

        6.17 Labor. On the date hereof, Sellers' currently employ those Persons in those positions and at those salaries as set forth on Schedule 4.2.3. No Employee is bound by any oral or written collective bargaining agreement. There are not pending any unfair labor practice charges against any Seller. Except as set forth on Schedule 6.17, no Employee is party to any employment agreement which cannot be terminated at will by such Seller without liability. There are no pending or, to Sellers' knowledge, threatened unfair labor practice charges or discrimination complaints relating to race, color, national origin, sex, religion, age, marital status, or handicap against any Seller that if adversely determined would have a Material Adverse Effect. There are no existing or, to Sellers' knowledge, threatened, labor strikes, disputes, grievances or other labor controversies affecting the System.

        6.18 Disclosure. Except for the representations and warranties contained in this Section 6, neither Sellers nor any other Person makes any express or implied representation or warranty on behalf of Sellers.

        6.19 Miscellaneous. No representation or warranty made by Sellers in this Agreement contains any untrue statement of a material fact or knowingly omits or fails to state any material fact or information necessary to make such representation or warranty not materially misleading.

7.      REPRESENTATIONS AND WARRANTIES OF PURCHASER

        Purchaser hereby represents and warrants to Sellers as follows:

        7.1 Organization and Standing. Purchaser is a limited liability company and Western is a corporation, in each case, duly organized, validly existing and in good standing under the laws of the state of Delaware and Washington, respectively. Purchaser and Western each have full corporate power and authority to enter into and perform this Agreement, and are duly qualified to do business and are in good standing as a foreign corporation in every jurisdiction in which the nature of the business conducted by it requires such qualification, except where the failure to so qualify would not have a Material Adverse Effect on Purchaser or Western.

        7.2 Authorization and Binding Obligations. Purchaser and Western have all requisite power to execute, deliver, and perform this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Purchaser and Western have been duly and validly authorized by all necessary corporate action. This Agreement has been duly executed and delivered by Purchaser and Western and constitutes a valid and binding agreement of Purchaser and Western, enforceable against Purchaser and Western in accordance with its terms, except as its enforceability may be limited by bankruptcy, insolvency, moratorium or other Laws relating to or affecting creditors' rights generally and the exercise of judicial discretion in accordance with general equitable principles.

        7.3 No Contravention. Except as otherwise contemplated hereunder, the execution, delivery and performance of this Agreement, the consummation of the transactions contemplated hereby and the compliance with the provisions hereof by Purchaser and Western will not violate any provisions of the organizational documents of Purchaser or Western, or violate any Laws or Judgments applicable to Purchaser or Western.

        7.4 Compliance with Law. There are no violations by Purchaser or Western of any applicable Laws, Licenses and Permits of any applicable jurisdictions and Governmental Authorities relating to any business of Purchaser or Western that could reasonably be expected to have a Material Adverse Effect on Purchaser or Western.

        7.5 Brokers. Neither Purchaser nor Western has engaged any agent, broker or other Person acting pursuant to the express or implied authority of Purchaser or Western which is or may be entitled to a commission or broker or finder's fee in connection with the transactions contemplated by this Agreement or otherwise with respect to the transactions contemplated herein. Neither Purchaser nor Western will enter into any arrangement or understanding with any Person that will result in the obligation of Sellers to pay any finder's fee, brokerage commission or similar payment in connection with the transactions contemplated hereby.

        7.6 Qualifications. Neither Purchaser nor Western know of any facts that would, at the Closing Date, under present Law, disqualify Purchaser with respect to the assignment or transfer of the FCC Authorizations. Neither Purchaser nor Western has engaged in any course of conduct that would impair the ability of Purchaser or any Affiliate thereof to be the holder of the FCC License.

        7.7 Availability of Funds. Purchaser and Western have available the necessary funds to enable it to pay the Purchase Price and to consummate the transactions contemplated hereby.

        7.8 Disclosure. Except for the representations and warranties contained in this Section 7, neither Purchaser, Western nor any other Person makes any express or implied representation or warranty on behalf of Purchaser or Western.

        7.9 Miscellaneous. No representation or warranty made by Purchaser or Western in this Agreement contains any untrue statement of a material fact or knowingly omits or fails to state, any material fact or information necessary to make such representation or warranty not materially misleading.

8.      CONDITIONS PRECEDENT TO OBLIGATION OF SELLERS TO CLOSE

        The obligations of Sellers to sell the Assets and to otherwise consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver, on or prior to the Closing Date, of each of the following conditions:

        8.1 Representations, Warranties and Covenants. All representations and warranties of Purchaser contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date as if such representations and warranties were made at and as of the Closing Date, and Purchaser shall have performed in all material respects all agreements and covenants required hereby to be performed by it prior to or at the Closing Date, and Sellers shall have received a certificate signed by a senior officer of Purchaser attesting to the foregoing effect ("Purchaser's Closing Certificate").

        8.2 Closing Documents. Sellers shall have received from Purchaser the documents and other items to be delivered to Sellers by Purchaser pursuant to
Section 10.2 of this Agreement.

        8.3 Receipt of Payment. Sellers, or the Escrow Agent, as applicable, shall have received payment of the Purchase Price in accordance with Article 2 hereof.

        8.4 Receipt of FCC Consent and HSR. Sellers shall have received notification from the FCC of the FCC Consent. Any waiting period required by the HSR Act shall have lapsed or been terminated.

        8.5 Opinion of Purchaser's Corporate Counsel. Purchaser shall have delivered to Sellers an opinion or opinions of counsel for Purchaser, dated the Closing Date, reasonably satisfactory in form and substance to Sellers.

        8.6 No Injunction. No Law or Judgment shall have been promulgated, enacted, entered or enforced, and no other action shall have been taken, by any Governmental Authority that in any of the foregoing cases has the effect of making illegal or directly or indirectly restraining, prohibiting or restricting the consummation of the transactions contemplated hereby.

9.      CONDITIONS PRECEDENT TO OBLIGATION OF PURCHASER TO CLOSE

        The obligations of Purchaser to purchase the Assets and to otherwise consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver, on or prior to the Closing Date, of each of the following conditions:

        9.1 Representations, Warranties and Covenants. All representations and warranties of Sellers contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date as if such representations and warranties were made at and as of the Closing Date, and Sellers shall have performed in all material respects all agreements and covenants required hereby to be performed by Sellers prior to or at the Closing Date, and Purchaser shall have received a certificate signed by a senior officer of Sellers to the foregoing effect ("Sellers Closing Certificate").

        9.2 Closing Documents. Purchaser shall have received from Sellers the documents and other items to be delivered by Sellers pursuant to Section 10.1 of this Agreement.

        9.3 FCC Consent and HSR. Purchaser shall have received notification from the FCC of the FCC Consent and such FCC Consent shall have become a Final Order. Any waiting period required by the HSR Act shall have lapsed or been terminated.

        9.4 Opinion of Sellers Corporate Counsel. Sellers shall have delivered to Purchaser an opinion of counsel for Sellers, dated the Closing Date, reasonably satisfactory in form and substance to Purchaser.

        9.5 Opinion of Sellers FCC and PUC Counsel. Sellers shall have delivered to Purchaser an opinion of FCC counsel for Sellers dated the Closing Date, reasonably satisfactory in form and substance to Purchaser.

        9.6 No Injunction. No Law or Judgment shall have been promulgated, enacted, entered or enforced, and no other action shall have been taken, by any Governmental Authority that in any of the foregoing cases has the effect of making illegal or directly or indirectly restraining, prohibiting or restricting the consummation of the transactions contemplated hereby.

10.     THE CLOSING

On the Closing Date and at the Closing Place:

        10.1 Deliveries by Sellers to Purchaser. Sellers shall deliver to
Purchaser:

               10.1.1 One or more bills of sale transferring to Purchaser all of the Assets in form and substance reasonably satisfactory to Purchaser.

               10.1.2 The opinions of Sellers counsel referenced in Sections 9.4 and 9.5 hereof;

               10.1.3 A copy of the resolutions of Sellers approving the transactions contemplated by this Agreement;

               10.1.4 Sellers Closing Certificate; and

               10.1.5 Such other documents reasonably requested by Purchaser to give effect to the transactions contemplated by this Agreement.

        10.2 Deliveries by Purchaser to Sellers. Purchaser shall deliver to
Sellers:

               10.2.1 One or more agreements whereby Purchaser assumes and agrees to perform the Assumed Liabilities in form and substance reasonably satisfactory to Sellers;

               10.2.2 The opinion of Purchaser's counsel referenced in Sections
8.5 hereof;

               10.2.3 A copy of the resolutions of Purchaser approving the transactions contemplated by this Agreement;

               10.2.4 Purchaser's Closing Certificate;

               10.2.5 Payment of the Purchase Price, except for the Escrow Amount, which shall be delivered as provided for in Section 2.2; and

               10.2.6 Such other documents reasonably requested by Sellers to give effect to the transactions contemplated by this Agreement.

        11.    ACTIONS BY THE PARTIES AFTER THE CLOSING

        On and after the Closing Date, the Parties will take all appropriate and commercially reasonable action and execute all documents, instruments or conveyances of any kind that may be reasonably necessary or advisable to carry out any of the provisions hereof, including without limitation, putting Purchaser in possession and operating control of the Assets and the Systems.

12.     INDEMNIFICATION

        12.1 Survival. The representations, warranties, covenants and agreements of the Parties contained in this Agreement (or in any document delivered in connection herewith) shall be deemed to have been made on the date of this Agreement and on the Closing Date, shall be deemed to be material and to have been relied upon by the Parties notwithstanding any investigation made by the Parties, shall survive the Closing Date and shall remain operative and in full force and effect for a period of six (6) months following the Closing Date, except for representations and warranties set forth in Sections 6.2, 6.11, 6.13 and 7.2 which shall survive until the applicable statute of limitations (the applicable period of such survival being the "Indemnification Period").

        12.2 Sellers' and Centennial's Indemnity. During the Indemnification Period (or thereafter, solely with respect to any claim for indemnification for which Notice has been given prior to the expiration of the Indemnification Period), Sellers and Centennial shall indemnify and hold harmless Purchaser, its Affiliates and its representatives from and against any and all demands, losses, Liabilities, Actions or causes of action, assessments, actual damages (but excluding incidental or consequential damages), fines, Taxes, penalties, reasonable costs and expenses (including, without limitation, interest, reasonable expenses of investigation, reasonable fees and disbursements of counsel, accountants and other experts) (collectively "Losses") incurred or suffered by Purchaser, its Affiliates or its representatives, arising out of, resulting from or relating to:

                      (a) Any breach of any of the representations or warranties made by Sellers in this Agreement;

                      (b) Any failure by Sellers to perform any of its covenants or agreements contained in this Agreement; or

                      (c) the Non-Assumed Liabilities;

provided, however, that no such indemnity shall be available to Purchaser for Losses that relate to any circumstance, act or omission constituting a breach of any representation or warranty by Sellers or failure of Sellers to comply with any of their covenants or agreements hereunder if Purchaser had knowledge of such circumstance, act, omission or failure at Closing, in which event Sellers have no obligation with respect thereto.

        12.3 Purchaser's Indemnity. During the Indemnification Period (or thereafter solely with respect to any claim for which indemnification has been made prior to expiration of the Indemnification Period), Purchaser shall indemnify and hold harmless Sellers, its Affiliates and its representatives from and against any and all Losses incurred or suffered by Sellers, its Affiliates or its representatives, arising out of, resulting from or relating to:

                      (a) Any breach of any of the representations or warranties made by Purchaser in this Agreement;

                      (b) Any failure by Purchaser to perform any of its covenants or agreements contained in this Agreement; or

                      (c) The Assumed Liabilities and any Liabilities arising from Purchaser's ownership and control of the Assets, the Business and the Systems after the Closing Date;

provided, however that no such indemnity shall be available to Sellers for Losses that relate to any circumstance, act or omission constituting a breach of any representation or warranty by Purchaser or failure of Purchaser to comply with any of their covenants or agreements hereunder if Sellers had knowledge of such circumstance, act, omission or failure at Closing, in which event Purchaser have no obligation with respect thereto.

        Notwithstanding any provision contained in this Agreement to the contrary, Sellers, Centennial or Purchaser shall not be liable under Section
12.2 or 12.3, respectively, until, and thereafter only to the extent, the aggregate amount of its respective indemnification obligations pursuant to this
Section 12 exceeds on an aggregate basis $750,000, and then in such case Sellers and Purchaser, as the case may be, will be liable only for the excess over $750,000 up to the amount stated in the next succeeding sentence. Notwithstanding anything contained in this

Agreement to the contrary, the maximum aggregate liability of Sellers under
Section 12.2 shall be $12,500,000 and the maximum aggregate liability of Purchaser under Section 12.3 shall be $12,500,000.

        12.4 Procedure. In the event that any Party hereto shall sustain or incur any Losses in respect of which indemnification may be sought by such party pursuant to this Article 12, the party seeking such indemnification (the "Indemnitee") shall assert a claim for indemnification by giving prompt written notice thereof (the "Notice") which shall describe in reasonable detail the facts and circumstances upon which the asserted claim for indemnification is based, along with a copy of the claim or complaint, to the Party providing indemnification (the "Indemnitor"). For purposes of this paragraph, any Notice that is sent within fifteen (15) days of the date upon which the Indemnitee actually learned of such Loss shall be deemed to have been "prompt notice;" provided that failure of the Indemnitee to give the Indemnitor prompt notice as provided herein shall not relieve the Indemnitor of any of its obligations hereunder, except to the extent that the Indemnitor is materially prejudiced by such failure.

               12.4.1 Upon the receipt of such Notice, the Indemnitor shall have the right to undertake (at its own expense), by counsel or representatives of its own choosing, the good faith defense, compromise or settlement to be undertaken on behalf of the Indemnitee and shall keep the Indemnitee reasonably informed with respect thereto, provided that the Indemnitor unconditionally agrees in writing to assume, as against the Indemnitee, all Losses relating to the Notice. Assumption of such Losses shall not be deemed an admission of liability on the part of the Indemnitor as against any such third party. If the Indemnitor elects to undertake such defense by its own counsel or representatives, the Indemnitor shall give notice to the Indemnitee within thirty (30) days of its receipt of the Notice. Notwithstanding the foregoing, the Indemnitor may not assume or control the defense if the named parties to the action giving rise to the Notice (including any impleaded parties) include both the Indemnitor and the Indemnitee and representation of both parties by the same counsel would be inappropriate (based on a written opinion of outside counsel) due to actual or potential differing interests between them, in which case the Indemnitee shall have the right to defend the action and to employ counsel reasonably approved by the Indemnitor, and, to the extent the matter is determined to be subject to indemnification hereunder, the Indemnitor shall reimburse the Indemnitee for all reasonable costs associated with such defense.

               12.4.2 The Indemnitee shall cooperate with the Indemnitor in such defense and provide the Indemnitor with all information and assistance reasonably necessary to permit the Indemnitor to settle and/or defend any such claim. Except as otherwise provided in the last sentence of
        Section 12.4.1, the Indemnitee may retain counsel (at the Indemnitee's expense) to monitor or participate in the defense of such claim, but the Indemnitor shall be entitled to control the defense, unless the Indemnitee unconditionally agrees in writing to relieve the Indemnitor from liability with respect to the particular matter. The Indemnitor shall have the right in good faith to settle or compromise any such claim, provided that at least ten (10) days prior notice of such settlement or compromise is given to the Indemnified Party. Notwithstanding the foregoing, in connection with any such settlement or compromise negotiated by the Indemnitor, no Indemnitee shall be required by an Indemnitor to (i) enter into any settlement that does not include as an unconditional term thereof the delivery by the claimant or plaintiff to the Indemnitee of a release from all liability in respect of such claim or litigation, or
        (ii) enter into any settlement that attributes by its terms any non-indemnified liability to the Indemnitee.

               12.4.3 If an Indemnitor fails, within thirty (30) days after the date of the Notice to give notice to the Indemnitee of said Indemnitor's election to assume the defense thereof, the Indemnitor shall be bound by any determination made in such action or any compromise or settlement thereof effected by the Indemnitee and shall reimburse the Indemnitee for all Losses (including reasonable attorney's fees) incurred by the Indemnitee; provided, however, that the Indemnitee shall keep the Indemnitor advised on a timely basis of significant developments with respect to such defense and permit the Indemnitor to participate, at its own election and expense, at any time, in the defense thereof.

        12.5 Indemnification Payments in Cash; Escrow Amount. All payments in respect of any indemnification obligation shall be made in cash by wire transfer of immediately available funds. The Escrow Amount shall be used to satisfy the indemnification obligations, if any, of Sellers prior to any other funds being required of Sellers to satisfy their indemnification obligations pursuant to this Section 12.

        12.6 Investigations; Waivers. The survival periods and rights to indemnification provided for in this Article 12 shall remain in effect notwithstanding any investigation at any time by or on behalf of any Party or any waiver by any Party of any condition to such Party's obligations to consummate the transactions contemplated hereby.

13.     DEFAULT AND REMEDIES; RISK OF LOSS

        13.1 Opportunity to Cure. If any Party believes another to be in default hereunder, such Party shall provide the other with prompt written notice specifying in reasonable detail the nature of such default in which case such party shall have 30 days to cure such default.

        13.2 Remedies. The Parties hereto shall have the right to pursue any remedy that each may have at law or in equity. Without limiting the foregoing, the Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any State having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. Each Party agrees that it will not assert, as a defense against a claim for specific performance, that the Party seeking specific performance has an adequate remedy at law.

        13.3 Risk of Loss. The risk of any loss or damage to the Assets resulting from fire, theft or any other casualty (except reasonable wear and tear) shall be borne by Sellers at all times prior to the Closing. In the event that any such loss or damage shall be sufficiently substantial so as to cause any representation or warranty of Sellers not to be true and correct in all material respects at the Closing Date, Sellers shall immediately notify Purchaser in writing of the circumstances, and Purchaser, at any time within ten days after receipt of such notice, may elect by written notice to Sellers either to (a) waive such defect and proceed toward consummation of the transactions contemplated by this Agreement in accordance with the terms hereof or (b) terminate this Agreement. If Purchaser elects to so terminate this Agreement, Purchaser and Sellers shall stand fully released and discharged of any and all obligations hereunder.

14.     TERMINATION

        This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing Date, by written notice promptly given to the other party hereto:

               (i)    by mutual consent of Sellers and Purchaser;

               (ii)   by Purchaser pursuant to Section 13.3; and

               (iii) by Sellers if, at any time on or after the date 30 days after the satisfaction of all conditions to Closing set forth in Section 9 (other than the conditions to be satisfied by deliveries to be made pursuant to Section 10.1), the Purchaser shall be unable or unwilling to consummate the Closing.

Neither Party may terminate this Agreement pursuant to this Section if such Party is in material default hereunder. Nothing contained in this Section 14 shall relieve any Party hereto from liability for breach of this Agreement prior to termination.

In the event this Agreement is terminated in accordance with the terms of clauses (i) or (ii) of this Section 14, then the Parties shall promptly send a notice to the Escrow Agent instructing the Escrow Agent to transfer the Escrow Deposit, together with all interest accrued thereon, to Purchaser in accordance with such notice. In the event this Agreement is terminated in accordance with the terms of clause (iii) of this Section 14, then the Parties shall promptly send a notice to the Escrow Agent instructing the Escrow Agent to transfer the Escrow Deposit, together with all interest accrued thereon, to Sellers in accordance with the terms of such notice. The disbursement of the Escrow Deposit to any Party shall not preclude such Party from exercising any other rights or remedies provided for in this Agreement or at law or equity in the event of a breach by the other Party of its obligations to complete the Closing under this Agreement.

15.     MISCELLANEOUS

        15.1 Assignment. Neither this Agreement nor any of the rights or obligations hereunder may be assigned by Sellers or Purchaser without the prior written consent of the other Party hereto. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and assigns, and no other person shall have any right, benefit or obligation hereunder.

        15.2 Notices; Transfer of Funds. Unless otherwise provided herein, any notice, request, instruction or other document to be given hereunder by any Party shall be in writing and delivered in person or by courier, telegraphed or by facsimile transmission or mailed by registered or certified mail, postage prepaid, return receipt requested as follows:

If to Sellers:

c/o Centennial Communications Corp.
1305 Campus Parkway
Neptune, NJ 07753
Attn: Chief Executive Officer and Office of the General Counsel
Tel: 732-919-1000
Fax: 732-919-1022

If to Purchaser or Western:

Western Wireless Corporation
3650 131st Avenue SE, #400
Bellevue, WA 98006
Attn: Scott A. Hopper
Tel:  425-586-8700
Fax: 425-586-8666

or to such other place and with such other copies as either Party may designate as to itself by written notice to the others. All such notices and communications shall be deemed to have been duly given at the time delivered by hand, if personally delivered; five (5) Business Days after being deposited in the mail, first class postage prepaid, return receipt requested, if mailed; when receipt confirmed (or if receipt is confirmed after normal business hours, as of the next Business Day), if sent by facsimile; and the next Business Day after timely delivery to the courier, if sent by an over-night air courier service guaranteeing next day delivery.

        15.3 Allocation of Purchase Price. The Purchase Price shall be allocated in accordance with a schedule to be prepared by the parties on or before the Closing Date, and Purchaser and Sellers agree to cooperate reasonably in the preparation of such allocation. Each of the Parties agrees that (i) such allocation represents the fair market value of the Assets and shall be binding upon it, (ii) no filings made by it with any taxing or other authority shall reflect an allocation other than in the manner agreed upon and (iii) it shall timely make all filings required by any taxing authority, including, without limitation, the filing of Internal Revenue Service Form 8594.

        15.4 Choice of Law. This Agreement shall be construed, interpreted and the rights of the Parties determined in accordance with the laws of the State of New York, without giving effect to the principles of conflicts of law of such state.

        15.5 Entire Agreement; Amendments and Waivers. Except as provided in any confidentiality or non-disclosure agreement executed by the Parties or their Affiliates prior to the date hereof, this Agreement, together with all Exhibits and Schedules hereto, constitutes the entire agreement among the Parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties with respect to the matters set forth herein. No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the Party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

        15.6 Counterparts. This Agreement may be executed in one or more counterparts each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

        15.7 Invalidity. In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument and this Agreement shall be construed in a manner that, as nearly as possible, reflects the original intent of the Parties.

        15.8 Headings. The headings of the Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

        15.9 Expenses. Except as otherwise expressly provided herein, Purchaser shall be solely responsible for any sales and transfer Taxes, recording and transfer fees arising from the purchase and sale of the Assets pursuant to this Agreement. In addition, Purchaser shall be responsible for any fees associated with filing (i) the application for the FCC Consent (ii) any filings required under the HSR Act and (ii) any other application for Consent required from any Governmental Authority. Except as otherwise provided in this Agreement, Sellers and Purchaser shall each be liable for its own fees and expenses incurred in connection with the negotiation, preparation, execution or performance of this Agreement and the consummation of the transactions contemplated herein.

        15.10 Schedules. The Schedules to this Agreement are a material part hereof and shall be treated as if fully incorporated into the body of the Agreement.

        15.11 Publicity. Without the prior approval of the other Party, except as required by law, no Party hereto shall issue any press release or make any public statement regarding the transactions contemplated hereby or of the specific terms of this Agreement.

        15.12 Confidential Information. The Parties acknowledge that the non-disclosure agreement executed by the parties prior to the date hereof shall remain in full force and effect.

        15.13 Guaranty by Western. Western hereby unconditionally and irrevocably guarantees the timely performance by Purchaser of each and all of Purchaser's obligations under this Agreement, including, without limitation, the payment of the Purchase Price.

        IN WITNESS WHEREOF, each Party hereto has caused this Agreement to be duly executed on its behalf by its officer thereunto duly authorized as of the day and year first above written.

CENTURY YUMA CELLULAR CORP.               HENDRIX RADIO COMMUNICATIONS, INC.


By: /s/ Tony Wolk                         By: /s/ Tony Wolk
    ----------------------------------        ----------------------------------
Name:  Tony Wolk                          Name:  Tony Wolk
Title: Vice President, General Counsel    Title: Vice President, General Counsel

HENDRIX ELECTRONICS, INC.                 EL CENTRO CELLULAR CORP.


By: /s/ Tony Wolk                         By: /s/ Tony Wolk
    ----------------------------------        ----------------------------------
Name:  Tony Wolk                          Name:  Tony Wolk
Title: Vice President, General Counsel    Title: Vice President, General Counsel

CENTURY EL CENTRO CELLULAR CORP.          CENTENNIAL SOUTHWEST LICENSE COMPANY
                                          LLC


By: /s/ Tony Wolk                         By: /s/ Tony Wolk
    ----------------------------------        ----------------------------------
Name:  Tony Wolk                          Name:  Tony Wolk
Title: Vice President, General Counsel    Title: Vice President, General Counsel

CENTENNIAL COMMUNICATIONS CORP.           WWC LICENSE LLC
(solely for purposes of Section 12.2)


                                          By: /s/ Scott A. Hopper
                                              ----------------------------------
By: /s/ Tony Wolk                         Name:  Scott A. Hopper
    ----------------------------------    Title: Vice President
Name:  Tony Wolk

Title: Vice President, General Counsel     Title: Vice President

WESTERN WIRELESS CORPORATION


By: /s/ Scott A. Hopper
    ----------------------------------
Name:  Scott A. Hopper
Title: Vice President